Exhibit 99.1

News Release

For release at 4:15 p.m. EDT

RAYONIER REPORTS FIRST QUARTER 2016 RESULTS

•	Net income attributable to Rayonier of $14.5 million or $0.12 per share, on revenues of $134.8 million

•	Pro forma net income of $13.7 million or $0.11 per share

•	Adjusted EBITDA of $55.6 million

•	Cash available for distribution of $36.4 million

•	2016 Adjusted EBITDA guidance raised to $195 to $215 million
JACKSONVILLE, FL — May 4, 2016 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $14.5 million, or $0.12 per share, on revenues of $134.8 million. This compares to net income attributable to Rayonier of $17.7 million, or $0.14 per share, on revenues of $140.3 million in the prior year quarter. The first quarter results include $0.4 million of costs related to shareholder litigation1 and $1.2 million of gain on foreign currency derivatives.2 The prior year first quarter results included $0.1 million of costs related to shareholder litigation.1 Excluding these items, pro forma net income3 was $13.7 million, or $0.11 per share, versus $17.8 million, or $0.14 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results on a pro forma basis:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2016		March 31, 2015
	$	EPS	$	EPS

Revenues	$134.8	N/A	$140.3	N/A

Net income attributable to Rayonier	$14.5	$0.12	$17.7	$0.14
Costs related to shareholder litigation[1]	0.4	—	0.1	—
Gain on foreign currency derivatives[2]	(1.2)	(0.01)	—	—
Pro forma net income[3]	$13.7	$0.11	$17.8	$0.14

First quarter Adjusted EBITDA3 was $55.6 million versus $61.5 million in the prior year period. The following table summarizes Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended March 31
(millions of dollars)	2016	2015
Southern Timber	$32.4	$26.7
Pacific Northwest Timber	6.0	6.4
New Zealand Timber	11.4	13.7
Real Estate	9.7	20.1
Trading	0.4	0.3
Corporate and other	(4.3)	(5.7)
Adjusted EBITDA[3]	$55.6	$61.5

225 Water Street, Jacksonville, FL 32202 904-357-9100

Cash provided by operating activities was $31.0 million versus $53.4 million in the prior year period. Cash available for distribution (CAD)3 of $36.4 million decreased $6.8 million versus the prior year period primarily due to lower Adjusted EBITDA3 ($5.9 million) and higher cash interest paid ($0.8 million).
“We are pleased with our start to 2016,” said David Nunes, President and CEO. “Southern Timber volumes were well above the prior year period, as wet weather conditions led to accelerated removals by stumpage customers. New Zealand log prices strengthened relative to the second half of 2015 due to solid domestic markets and improved demand in China for Radiata pine logs. Log prices in the Pacific Northwest continued to be impacted by reduced local sawmill capacity and relatively weak demand from China, although we saw modest strengthening in export prices compared to the second half of 2015. In Real Estate, lower results this quarter compared with the prior year quarter primarily reflected lower average pricing due to mix, as the quarter included a 5,200-acre sale of lower-value, non-strategic property.”
Southern Timber
First quarter sales of $44.7 million increased $9.2 million, or 26%, versus the prior year period due to higher harvest volumes, partially offset by a decrease in average sawtimber prices. Harvest volumes increased 28% to 1.8 million tons versus 1.4 million tons in the prior year period. This significant increase in harvest volumes was driven by the acceleration of stumpage sale activity due to extreme wet weather conditions in certain markets. Average sawtimber stumpage prices decreased 7% to $26.90 per ton versus $28.84 per ton in the prior year period, while average pulpwood stumpage prices were roughly flat at $18.90 per ton versus $18.83 per ton in the prior year period. The decrease in average sawtimber prices was driven by mix, specifically a significant reduction in volume from one of the Company’s higher-priced sawtimber regions. Average pulpwood prices continued to be well above south-wide benchmarks due to strong pricing in our core markets, particularly along the east coast. Overall, weighted average stumpage prices (including hardwood) decreased 3% to $21.11 per ton versus $21.69 per ton in the prior year period. Operating income of $15.8 million increased $3.4 million versus the prior year period due to higher volumes ($4.4 million) and lower depletion rates ($1.7 million), which were partially offset by higher leased land reforestation expenses ($1.6 million) and lower pricing ($1.1 million).
First quarter Adjusted EBITDA3 of $32.4 million was $5.7 million above the prior year period.
Pacific Northwest Timber
First quarter sales of $19.3 million increased $0.1 million, or 1%, versus the prior year period due to an increased proportion of delivered sales (87% versus 79% in the prior year period) and higher pulpwood prices, partially offset by lower sawtimber prices. Harvest volumes increased 2% to 331,000 tons versus 325,000 tons in the prior year period. Average delivered sawtimber prices decreased 6% to $67.95 per ton versus $72.03 per ton in the prior year period, while average delivered pulpwood prices increased 4% to $44.84 per ton versus $43.19 per ton in the prior year period. The decrease in average sawtimber prices was driven by continued weak demand in export markets and reduced local sawmill capacity, while the increase in average pulpwood prices was driven by strong local demand for pulpwood logs. Operating income of $1.4 million decreased $1.2 million versus the prior year period due to lower prices ($0.8 million), higher depletion rates ($0.8 million) and lower non-timber income ($0.1 million), which were partially offset by lower road maintenance costs ($0.3 million) and higher volumes ($0.2 million).
First quarter Adjusted EBITDA3 of $6.0 million was $0.4 million below the prior year period.
New Zealand Timber
First quarter sales of $36.0 million decreased $5.2 million, or 13%, versus the prior year period due to lower domestic and export product prices and lower volumes. Harvest volumes declined 10% to 485,000 tons versus 538,000 tons in the prior year period. Average delivered prices for export sawtimber declined 8% to $94.34 per ton versus $102.60 per ton in the prior year period, and average delivered prices for domestic sawtimber declined 6% to $66.64 per ton versus $70.77 per ton in the prior year period. The decline in export sawtimber prices was primarily due to weaker demand from China, while the decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.66 per NZ

225 Water Street, Jacksonville, FL 32202 904-357-9100

$1.00 versus US$0.76 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 8% from the prior year period. Operating income of $4.7 million decreased $1.0 million versus the prior year period due to lower land sales ($1.4 million), lower volumes ($0.3 million) and lower prices ($0.1 million), which were partially offset by changes in foreign exchange impacts ($0.8 million).
First quarter Adjusted EBITDA3 of $11.4 million was $2.3 million below the prior year period.
Real Estate
First quarter sales of $13.4 million decreased $10.4 million versus the prior year period, while operating income of $4.2 million decreased $8.4 million versus the prior year period. Sales and operating income decreased in the first quarter due to lower weighted average prices ($1,743 per acre versus $3,216 per acre in the prior year period), partially offset by higher volumes (7,669 acres sold versus 7,397 acres sold in the prior year period).
Improved Development first quarter sales of $1.7 million were comprised of a 47-acre sale at Belfast Commerce Park near Savannah, Georgia for approximately $37,400 per acre.
Unimproved Development first quarter sales of $0.9 million were comprised of a 48-acre sale in St. John’s County, Florida for approximately $18,000 per acre.
Rural first quarter sales of $3.7 million were comprised of 1,444 acres at an average price of $2,548 per acre.
Non-strategic/Timberland first quarter sales of $7.1 million were comprised of 6,130 acres at an average price of $1,155 per acre, including a 5,200-acre sale of scattered, non-strategic properties with relatively low productivity (only 39% plantable).
First quarter Adjusted EBITDA3 of $9.7 million was $10.4 million below the prior year period.
Trading
First quarter sales of $21.4 million increased $0.8 million versus the prior year period due to higher volumes. Sales volumes increased 7% to 228,000 tons versus 214,000 tons in the prior year period. Average prices increased 1% to $94.09 per ton versus $93.42 per ton in the prior year period. Operating income of $0.4 million was comparable to the prior year period.
Other Items
Excluding $0.4 million of costs related to shareholder litigation1 and $1.2 million of gain on foreign currency derivatives,2 first quarter corporate and other operating expenses of $4.3 million decreased $1.5 million versus the prior year period, primarily due to lower selling, general and administrative expenses.
First quarter interest expense of $7.1 million decreased $1.4 million versus the prior year period, primarily due to lower rates on the term credit agreement entered into in the third quarter of 2015.
First quarter other non-operating expenses of $1.6 million were comprised of unfavorable mark-to-market adjustments on the New Zealand JV interest rate swaps, which were settled in March in connection with the recapitalization of the New Zealand JV.
First quarter income tax benefit of $0.8 million was principally related to the New Zealand JV.
Share Repurchases
During the first quarter, the Company repurchased $0.7 million of common stock at an average price of $19.59 per share. As of March 31, 2016, the Company had 122.7 million shares of common stock outstanding and $99.3 million remaining on its current share repurchase authorization.
Outlook
“Earlier this week we announced a concurrent acquisition of 61,000 acres and a strategic disposition of 55,000 acres, which together upgraded the overall quality of our Pacific Northwest timberland portfolio and

225 Water Street, Jacksonville, FL 32202 904-357-9100

greatly accelerated the accomplishment of our objective to provide a more balanced age-class and harvest profile in that region. We are excited about this repositioning of our Pacific Northwest timberland portfolio and the increased and more consistent cash flow we expect it to deliver. Also, on March 3, 2016, we completed the previously-announced recapitalization of our New Zealand joint venture, thereby reducing consolidated interest expense by approximately $5 million while increasing our ownership interest from 65% to 77%,” added Nunes.

“Based on our strong start to the year and the incremental contribution we anticipate from our Pacific Northwest portfolio repositioning, we are raising our full-year Adjusted EBITDA guidance to $195 to $215 million. In our Southern Timber segment, despite higher-than-anticipated Q1 volumes due to accelerated removals by stumpage customers, we still expect full-year harvest volumes to be in line with our prior guidance of 5.8 to 6.0 million tons. We anticipate continued strong pulpwood demand and prices in our key market areas, and while we do not anticipate any significant price improvement in sawtimber prices this year, we still expect that the ongoing recovery in U.S. housing demand will drive price increases longer term. In our Pacific Northwest segment, we expect full-year harvest volumes will increase modestly to roughly 1.3 million tons as we ramp up production on our newly-acquired Menasha properties. Based on lower inventory levels in China relative to last year, we also anticipate some modest price improvement in the Pacific Northwest over the course of the year. We expect our New Zealand Timber segment will continue to benefit from stronger relative demand in China for its Radiata pine logs, stable domestic demand and favorable shipping costs due to low oil prices and ample shipping capacity. In our Real Estate segment, we are pleased with our progress in establishing growth catalysts for key development projects and the level of customer interest we are seeing for those properties. While demand for Rural properties remains solid, meeting our full-year Real Estate segment guidance continues to depend upon the timing of closing larger transactions in our sales pipeline.”

Conference Call
A conference call will be held on Thursday, May 5, 2016 at 10:00 AM EDT to discuss these results. Supplemental materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (800) 369-1184, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call.
A replay of the teleconference will be available one hour after the call ends until Thursday, May 12, 2016. The replay number is (800) 839-2347, passcode: 5042016. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.
2The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.
3Pro forma net income, Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive timber growing regions in the U.S. and New Zealand. As of March 31, 2016, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (373,000 acres) and New Zealand (435,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements
Certain statements in this presentation regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar

225 Water Street, Jacksonville, FL 32202 904-357-9100

words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
Specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A — Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”).
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Contacts:
Investors
Mark McHugh, 904-357-3757
or
Media
Roseann Wentworth, 904-357-9185
roseann.wentworth@rayonier.com
# # #

225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2016 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
SALES	$134.8	$137.1	$140.3
Costs and Expenses
Cost of sales	108.0	114.1	107.2
Selling and general expenses	9.8	11.4	10.9
Other operating income, net	(6.0)	(4.1)	(5.5)
OPERATING INCOME	23.0	15.7	27.7
Interest expense	(7.1)	(7.1)	(8.5)
Interest income and miscellaneous expense, net	(1.6)	1.3	(1.5)
INCOME BEFORE INCOME TAXES	14.3	9.9	17.7
Income tax benefit (expense)	0.8	(0.5)	0.5
NET INCOME	15.1	9.4	18.2
Less: Net income (loss) attributable to noncontrolling interest	0.6	(0.9)	0.5
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$14.5	$10.3	$17.7
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.12	$0.08	$0.14
Diluted earnings per share attributable to Rayonier Inc.	$0.12	$0.08	$0.14

Pro forma net income (a)	$0.11	$0.09	$0.14

Weighted Average Common
Shares used for determining
Basic EPS	122,556,239	123,186,975	126,614,334
Diluted EPS	122,644,889	123,300,068	127,727,393
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2016 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$76.2	$51.8
Other current assets	59.0	53.9
Timber and timberlands, net of depletion and amortization	2,063.7	2,066.8
Higher and better use timberlands and real estate development investments	66.6	65.4
Property, plant and equipment	16.2	15.8
Less - accumulated depreciation	(9.4)	(9.1)
Net property, plant and equipment	6.8	6.7
Other assets	59.8	71.3
	$2,332.1	$2,315.9
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	12.2	—
Other current liabilities	56.1	59.5
Long-term debt	857.4	830.6
Other non-current liabilities	70.6	64.1
Total Rayonier Inc. shareholders’ equity	1,256.4	1,288.1
Noncontrolling interest	79.4	73.6
Total shareholders’ equity	1,335.8	1,361.7
	$2,332.1	$2,315.9

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
March 31, 2016 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2014	126,773,097	$702.6	$790.7	($4.8)	$86.7	$1,575.2
Net income (loss)	—	—	46.2	—	(2.3)	43.9
Dividends ($1.00 per share)	—	—	(124.9)	—	—	(124.9)
Issuance of shares under incentive stock plans	205,219	2.1	—	—	—	2.1
Stock-based compensation	—	4.5	—	—	—	4.5
Repurchase of common shares made under repurchase program	(4,202,697)	—	(100.0)	—	—	(100.0)
Other (a)	(5,402)	(0.4)	0.8	(28.7)	(10.8)	(39.1)
Balance, December 31, 2015	122,770,217	$708.8	$612.8	($33.5)	$73.6	$1,361.7
Net income	—	—	14.5	—	0.6	15.1
Dividends ($0.25 per share)	—	—	(30.7)	—	—	(30.7)
Issuance of shares under incentive stock plans	11,232	—	—	—	—	—
Stock-based compensation	—	0.8	—	—	—	0.8
Repurchase of common shares made under repurchase program	(35,200)	—	(0.7)	—	—	(0.7)
Other (a)	(3,674)	(5.5)	—	(10.1)	5.1	(10.4)
Balance, March 31, 2016	122,742,575	$704.1	$595.9	($43.6)	$79.3	$1,335.8

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, and mark-to-market adjustments of qualifying cash flow hedges. The quarter ended March 31, 2016 also includes changes as a result of the recapitalization of the New Zealand Joint Venture.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2016 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2016	2015
Cash provided by operating activities:
Net income	$15.1	$18.2
Depreciation, depletion and amortization	29.3	30.0
Non-cash cost of land and improved development	4.1	3.7
Other items to reconcile net income to cash provided by operating activities	(0.2)	1.6
Changes in working capital and other assets and liabilities	(17.3)	(0.1)
	31.0	53.4
Cash used for investing activities:
Capital expenditures	(13.3)	(13.2)
Real estate development investments	(1.7)	(0.3)
Purchase of timberlands	(14.3)	(23.1)
Change in restricted cash	10.6	(7.0)
Other	(1.6)	(0.1)
	(20.3)	(43.7)
Cash provided by (used for) financing activities:
Net increase in debt	44.8	0.7
Dividends paid	(30.7)	(31.7)
Proceeds from the issuance of common shares	—	0.5
Repurchase of common shares made under repurchase program	(0.7)	—
Other	—	(0.1)
	13.4	(30.6)
Effect of exchange rate changes on cash	0.3	(1.7)
Cash and cash equivalents:
Change in cash and cash equivalents	24.4	(22.6)
Balance, beginning of year	51.8	161.6
Balance, end of period	$76.2	$139.0

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
March 31, 2016 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Sales
Southern Timber	$44.7	$36.1	$35.5
Pacific Northwest Timber	19.3	18.7	19.2
New Zealand Timber	36.0	40.1	41.2
Real Estate	13.4	20.5	23.8
Trading	21.4	21.7	20.6
Total sales	$134.8	$137.1	$140.3

Pro forma operating income (a)
Southern Timber	$15.8	$12.0	$12.4
Pacific Northwest Timber	1.4	(0.4)	2.6
New Zealand Timber	4.7	(1.1)	5.7
Real Estate	4.2	10.3	12.6
Trading	0.4	0.6	0.3
Corporate and other	(4.3)	(4.7)	(5.8)
Pro forma operating income	$22.2	$16.7	$27.8

Adjusted EBITDA (a)
Southern Timber	$32.4	$24.9	$26.7
Pacific Northwest Timber	6.0	3.5	6.4
New Zealand Timber	11.4	6.9	13.7
Real Estate	9.7	16.2	20.1
Trading	0.4	0.6	0.3
Corporate and other	(4.3)	(4.5)	(5.7)
Adjusted EBITDA	$55.6	$47.6	$61.5

(a)	Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2016 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Three Months Ended
	March 31,	March 31,
	2016	2015
Operating Income	$23.0	$27.7
Depreciation, depletion and amortization	29.3	30.0
Non-cash cost of land and improved development	4.1	3.7
Costs related to shareholder litigation (b)	0.4	0.1
Gain on foreign currency derivatives (c)	(1.2)	—
Adjusted EBITDA	$55.6	$61.5
Cash interest paid (d)	(5.8)	(5.0)
Cash taxes paid	(0.1)	(0.1)
Capital expenditures (e)	(13.3)	(13.2)
Cash Available for Distribution	$36.4	$43.2
Working capital changes	(18.7)	(3.0)
Capital expenditures (e)	13.3	13.2
Cash Provided by Operating Activities	$31.0	$53.4

Cash Available for Distribution	$36.4	$43.2
Real estate development investments	($1.7)	($0.3)
Cash Available for Distribution after real estate development investments	$34.7	$42.9

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(c)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.

(d)	Cash interest paid is presented net of patronage refunds received of $0.4 million and $1.3 million for the three months ended March 31, 2016 and March 31, 2015, respectively.

(e)	Capital expenditures exclude timberland acquisitions of $14.3 million and $23.1 million during the three months ended March 31, 2016 and March 31, 2015, respectively.

F

PRO FORMA OPERATING INCOME AND NET INCOME (a):

	Three Months Ended
	March 31, 2016		December 31, 2015		March 31, 2015
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Operating income	$23.0		$15.7		$27.7
Costs related to shareholder litigation (b)	0.4		1.0		0.1
Gain on foreign currency derivatives (c)	(1.2)		—		—
Pro forma operating income	$22.2		$16.7		$27.8

Net income attributable to Rayonier Inc.	$14.5	$0.12	$10.3	$0.08	$17.7	$0.14
Costs related to shareholder litigation (b)	0.4	—	1.0	0.01	0.1	—
Gain on foreign currency derivatives (c)	(1.2)	(0.01)	—	—	—	—
Pro forma net income	$13.7	$0.11	11.3	$0.09	$17.8	$0.14

(a)
Pro forma operating income is defined as operating income adjusted for costs related to shareholder litigation and the gain on foreign currency derivatives. Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation and the gain on foreign currency derivatives.

(b)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(c)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.

ADJUSTED EBITDA (a):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
March 31, 2016
Operating income (loss)	$15.8	$1.4	$4.7	$4.2	$0.4	($3.5)	$23.0
Depreciation, depletion and amortization	16.6	4.6	4.9	3.2	—	—	29.3
Non-cash cost of land and improved development	—	—	1.8	2.3	—	—	4.1
Costs related to shareholder litigation (b)	—	—	—	—	—	0.4	0.4
Gain on foreign currency derivatives (c)	—	—	—	—	—	(1.2)	(1.2)
Adjusted EBITDA	$32.4	$6.0	$11.4	$9.7	$0.4	($4.3)	$55.6

December 31, 2015
Operating income (loss)	$12.0	($0.4)	($1.1)	$10.3	$0.6	($5.7)	$15.7
Depreciation, depletion and amortization	12.9	3.9	7.5	3.4	—	0.2	27.9
Non-cash cost of land and improved development	—	—	0.5	2.5	—	—	3.0
Costs related to shareholder litigation (b)	—	—	—	—	—	1.0	1.0
Adjusted EBITDA	$24.9	$3.5	$6.9	$16.2	$0.6	($4.5)	$47.6

March 31, 2015
Operating income (loss)	$12.4	$2.6	$5.7	$12.6	$0.3	($5.9)	$27.7
Depreciation, depletion and amortization	14.3	3.8	8.0	3.8	—	0.1	30.0
Non-cash cost of land and improved development	—	—	—	3.7	—	—	3.7
Costs related to shareholder litigation (b)	—	—	—	—	—	0.1	0.1
Adjusted EBITDA	$26.7	$6.4	$13.7	$20.1	$0.3	($5.7)	$61.5

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, costs related to shareholder litigation and the gain on foreign currency derivatives. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

(b)
“Costs related to shareholder litigation” includes expenses incurred as a result of the securities litigation, the shareholder derivative demands and the Securities and Exchange Commission investigation. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(c)	The Company used foreign exchange derivatives to mitigate the risk of fluctuations in foreign exchange rates while awaiting the planned capital contribution to the New Zealand JV.

F